 Exhibit 4.40

This document is an English translation of the original Chinese text

VIE TERMINATION AGREEMENT

This VIE Termination Agreement (hereinafter referred to as “this Agreement”) is executed on October 13th, 2015 by and among the following parties (hereinafter referred to as the “Parties”):

Party A: Beijing Kingsoft Security Software Co., Ltd.

Registered Address: Floor 2 East, 33 Xiaoying West Road, Haidian District, Beijing

Legal Representative: Sheng Fu

Party B: Beijing Antutu Technology Co., Ltd.

Registered Address: Room A-0049, Floor 2, No.3 Building, No.30 Yard, Shixing Street, Shijingshan District, Beijing

Legal Representative: Sheng Fu

Party C:

Wei Liu (Identity Card No.      )

Ming Xu (Identity Card No.     )

WHEREAS,

1.              Party A, Party B and Party C have executed a Business Operation Agreement on June 14th, 2013 (the “Business Operation Agreement”), providing that Party B and Party C shall make to Party A commitments and warranties for the daily operation of the company.

2.              Party C and Party A have executed a Loan Agreement on June 7th, 2013 (the “Loan Agreement”), providing that Party A shall lend and pay Party C RMB 1.5 million prior to June 7th, 2013, including respectively lending and paying Wei Liu RMB 0.75 million and lending and paying Ming Xu RMB 0.75 million.

3.              Party A, Party B and Party C have executed an Equity Pledge Agreement on June 14th, 2013 (the “Equity Pledge Agreement”), providing that Wei Liu and Ming Xu of Party C shall set pledge in favor of Party A on 50% of shares respectively held by them in Party B.

4.              Party A, Party B and Party C have executed a Shareholder Voting Proxy Agreement on June 14th, 2013 (the “Shareholder Voting Proxy Agreement”), providing that Party C shall irrevocably fully authorize the person then appointed by Party A to, for and on behalf of Party C, perform all voting rights of Party C as shareholders of Party B.

5.              Party A, Party B and Party C have executed an Exclusive Equity Option Agreement for Share Transfer on June 14th, 2013 (the “Exclusive Equity Option Agreement for Share Transfer”), providing that Party C shall, to the extent permitted by the law of China, as requested by Party A, transfer all or part of shares held by it in the company to Party A or any other entity or individual appointed by Party A.

6.              Party A and Party B have executed an Exclusive Technology Development, Support and Consultancy Agreement on June 14th, 2013 (the “Exclusive Technology Development, Support and Consultancy Agreement”), providing that Party A shall supply Party B with paid technical support and service.

The agreements as mentioned in above paragraphs 1-6 are collectively referred to as the “Original Agreements”.

7.              Party A and Party C have executed a Share Transfer Agreement on October 13th, 2015 (the “Share Transfer Agreement”), providing that Party C shall transfer 100% of shares held by it in Party B to Party A for the consideration of RMB 1.5 million, of which RMB 0.75 million shall be paid to Ming Xu and RMB 0.75 million paid to Wei Liu.

NOW THEREFORE, through amicable discussion and based on the principles of equality and mutual benefit, the Parties hereto agree upon as follows:

1.              Party A, Party B and Party C agree that the Business Operation Agreement, the Equity Pledge Agreement, the Shareholder Voting Proxy Agreement and the Exclusive Equity Option Agreement for Share Transfer shall terminate on the execution date of this Agreement, and Party A, Party B and Party C shall not be entitled to the rights or undertake the obligations thereunder.

2.              Party A and Party C agree that the loan of RMB 1.5 million repayable by Party C to Party A under the Loan Agreement shall offset the consideration of RMB 1.5 million payable by Party A to Party C under the Share Transfer Agreement; from the date of this Agreement, the obligations of Party A and Party C for repayments and payments under the Loan Agreement and the Share Transfer Agreement shall be deemed to have been fulfilled, the Loan Agreement shall terminate, and Party A and Party C shall not be entitled to the rights or undertake the obligations under the Loan Agreement other than the repayment term thereof.

3.              Party A and Party B agree that, on the date of this Agreement, the Exclusive Technology Development, Support and Consultancy Agreement shall terminate, and Party A and Party B shall not be entitled to the rights or undertake the obligations thereunder; provided that Party B shall still pay Party A the service fees and other costs payable before the date of this Agreement under the Exclusive Technology Development, Support and Consultancy Agreement.

4.              Party B and Party C shall actively assist Party A in completing the VIE structure release, including but not limited to signing the documents for modification registration with the administration for industry and commerce and providing the documents and materials regarding the VIE structure release.

5.              The confidentiality, indemnity and dispute settlement terms in the Original Agreements shall survive the termination of the Original Agreements.

6.              This Agreement shall become effective on the date on which the VIE structure release of Party B shall have been completed. The VIE structure release includes the modification procedure with the administration for industry and commerce and other procedures as required by the taxation authority and other authorities necessary for Party C transferring 100% shares held by it in Party B to Party A.

7.              This Agreement is made in four counterparts of equal legal validity, each Party holding one.

(The remainder of this page is intentionally left blank)

IN WITNESS THEREOF, the parties have, through their authorized representatives, executed this Agreement on the date first written above.

Party A: Beijing Kingsoft Security Software Co. Ltd.

(Seal)

By:	Stamped with company chop of Beijing Kingsoft Security Software Co. Ltd.

Party B: Beijing Antutu Technology Co., Ltd.

(Seal)

By:	Stamped with company chop of Beijing Antutu Technology Co., Ltd.

Party C:

Ming Xu

/s/ Ming Xu

Wei Liu

/s/ Wei Liu